EXHIBIT 10.9


                         BUSINESS ALLIANCE AGREEMENT


      This BUSINESS ALLIANCE AGREEMENT (the "Agreement") is entered into as of the date of the last signature hereto ("Effective Date"), between uniView Technologies Products Group, Inc., with a principal place of business at 17300 North Dallas Parkway, Suite 2050, Dallas, Texas 75248 ("uniView") and Metrophone Telecommunications, Inc., with a principal place of business at 2020 _ 124th Ave, NE, Suite C103, Bellevue, Washington 98005 ("Metrophone"). All references to Metrophone in this Agreement shall refer to Metrophone or its designated agent.

      A. Whereas, uniView develops and markets technology, which includes digital media devices, customer care solutions, and special software applications for the Internet, interactive television and Broadband market;

      B. Whereas, Metrophone installs and operates public access communication devices in hotels, hospitals, truck stops and restaurants, among others, utilizing multi-interactive Internet terminals to bridge the digital divide by providing public access to information anytime and anywhere; and

      C. Whereas, Metrophone and uniView desire to cooperate in the development and marketing of their products and services.

      Now, Therefore, the parties hereby agree as follows:

 1.0  DEFINITIONS AND AGREEMENT DOCUMENTS

 1.1 Agreement Documents: This Agreement is comprised of this Agreement and the following Exhibits that may be amended from time to time by written approval of both parties, which are attached hereto and made a part hereof:

      Exhibit A - Scope of Work
      Exhibit B - Available Product and Pricing Schedule
      Exhibit C - uniView[R] Model 310 VOD Digital Media Device
                  Specifications

 1.2  Definitions

      1.2.1 Confidential Information shall mean this Agreement, including Exhibits A, B and C, and all other technical and non-technical information or material furnished by one party ("Owner") to the other ("Recipient") under this Agreement, which is not generally known by non-Owner personnel which (a) gives Owner some competitive business advantage, or the opportunity of obtaining such advantage, or the disclosure of which could be detrimental to the interests of Owner; (b) which is owned by Owner, or in which Owner has an interest, or which Owner obtains from another party and which Owner treats as proprietary whether or not owned or developed by Owner; and (c) which is either (i) marked "Confidential Information," "Proprietary Information" or other similar marking, (ii) known by Recipient to be considered confidential and proprietary by Owner, or (iii) from all the relevant circumstances should reasonably be assumed by Recipient to be confidential and proprietary to Owner.

      1.2.2 Derivative Work(s) shall mean (i) for material subject to copyright or mask work right protection, any work which is based upon one or more pre-existing works of the Technology, such as a revision, modification, translation, abridgment, condensation, expansion, collection, compilation or any other form in which such pre-existing works may be recast, transformed or adapted, (ii) for patentable or patented materials, any adaptation, subset, addition, improvement or combination of the Technology, and (iii) for material subject to trade secret protection, any new material, information or data relating to and derived from the Technology, including new material which may be protectable by copyright, patent or other proprietary rights, and, with respect to each of the above, the preparation, use and/or distribution of which, in the absence of this Agreement or other authorization from the Owner, would constitute infringement under applicable law.

      1.2.3 Intellectual Property Rights shall mean all intellectual property rights worldwide arising under statutory or common law, and whether or not perfected, including, without limitation, all (i) patents, patent applications and patent rights; (ii) rights associated with works of authorship including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications, mask work registrations; (iii) rights relating to the protection of trade secrets and Confidential Information; (iv) any right analogous to the foregoing and any other proprietary rights relating to intangible property (other than trademark, trade dress, or service mark rights); and (v) divisions, continuations, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued or acquired.

      1.2.4 Object Code shall mean a form of software code resulting from the translation or processing of Source Code by a computer into machine language or intermediate code, which thus is in a form that would not be convenient to human understanding of the program logic, but which is appropriate for execution or interpretation by a computer.

      1.2.5 Product shall mean an enclosed digital media device for use in accessing the Internet which incorporates Metrophone's Specified Features, all or a part of the Technology and is manufactured according to uniView's Specifications.

      1.2.6 Source Code shall mean a form in which a computer program's logic can be deduced by a human being reasonably skilled in the art, such as a printed listing of the program or a form from which a printed listing can be easily generated.

      1.2.7 Specifications shall mean uniView's most recently published description of the essential technical requirements for the software and hardware components of the Product, as currently shown in Exhibit C.

      1.2.8 Specified Features shall mean a detailed description of desired features of the Product which may include, among others, a customized Graphical User Interface.

      1.2.9 Technology shall mean (i) a Graphical User Interface created by uniView in object code form and (ii) uniView's digital media device hardware reference platform and software operating system in object code form, which exhibit, among others, the following features: audio and video streaming, Web browsing, e-mail, and e-commerce capabilities.

      1.2.10    Territory shall mean the United States of America.

      1.2.11 Trademarks shall mean all names, logos, designs, characters, and other designations or brands used by uniView or Metrophone in connection with its Products or services.

      1.2.12 Updates shall mean bug fixes, modifications, variations, and enhancements, to the extent included in a patch or dot release of the Technology, which uniView generally licenses as part of the Technology.

 2.    PRODUCT DEVELOPMENT AND ACCEPTANCE

 2.1 Pursuant to the terms of this Agreement, Metrophone will provide its Specified Features to uniView and uniView will design and customize the Product pursuant to the Scope of Work shown in Exhibit A. The Product will consist of uniView Model 310 Digital Media Devices, a Graphical User Interface customized to Metrophone's specification and Consulting Services as may be agreed. uniView will provide an alpha version of the Product to Metrophone within an agreed time frame after receipt of a purchase order from Metrophone. uniView will deliver additional alpha prototypes to Metrophone at such times and in such quantities as may be mutually agreed in writing.

 2.2 From the date uniView delivers the initial Product prototype to Metrophone, Metrophone shall have thirty (30) days in which to give written notice of acceptance or rejection of such Product prototype. Acceptance or rejection shall be based upon a determination by uniView and Metrophone whether the delivered Product prototype provides the Specified Features. Such acceptance shall not be unreasonably withheld. If Metrophone fails to deliver to uniView its written acceptance or rejection within the thirty
 (30) day acceptance period, the Product shall be deemed accepted and approved for production.

 2.3 If Metrophone gives uniView written notice of rejection of the Product prototype within the thirty (30) day acceptance period, then uniView and Metrophone will cooperate in determining a corrective action plan within ten
 (10) business days after such notice. uniView shall perform the corrective action and resubmit an alpha version to Metrophone within twenty (20) business days after determining a corrective action plan. If after the parties have attempted good faith corrective actions and such actions are unsuccessful, then either party will have the right to terminate this Agreement with thirty (30) days notice. If this Agreement is so terminated, each party shall return all Confidential Information of the other party.

 3.0  COMPENSATION AND PRICING

 3.1 On the Effective Date, Metrophone shall pay to uniView a non-refundable one-time license fee as shown in Exhibit B.

 3.2 On the Effective Date, Metrophone shall pay to uniView the estimated costs to develop and customize the Specified Features of the Scope of Work listed in Exhibit A.

 3.3 Metrophone shall pay uniView the amount shown in Exhibit B for each Product prototype, net thirty (30) days.

 3.4 For manufacturing quantities of the Product, the pricing of such Product shall be based upon the estimates provided in Exhibit B. Such pricing shall be finalized prior to mass production of the Product and Exhibit B will be amended accordingly. The pricing stated in Exhibit B includes the cost of error corrections, bug fixes and corrections of other non-conformities. However, the cost of changes by Metrophone of the Specified Features that require changes to the Product shall be borne by Metrophone. To the extent Specified Features are added to or subtracted from the Product, the parties agree to revise pricing in advance of manufacturing.

 3.5 Except as otherwise provided in this Agreement, uniView and Metrophone shall not participate in any revenue sharing program under the terms of this Agreement.

 3.6 Metrophone shall make all payments owed to uniView within thirty (30) days of receipt of invoices (Net 30 terms). Payment for all hardware and software will be by means of an irrevocable Letter of Credit. All pieces, Products and licenses purchased by uniView on behalf of Metrophone will be considered due and will be paid by Metrophone within thirty (30) days of receipt of such invoices, except for Products and Software required to be paid in advance of manufacturing or shipment.

 4.0  LICENSE AND OWNERSHIP RIGHTS

 4.1 Subject to the terms and conditions contained in this Agreement and subject to Metrophone's payments to uniView specified in this Agreement, uniView hereby grants to Metrophone, under and to the extent of uniView's Intellectual Property Rights, a non-exclusive license to use, sell, distribute and support the Product within the Territory during the Term of this Agreement.

 4.2 All right, title and interest in and to Intellectual Property Rights underlying the Product shall remain vested with uniView and no licenses are granted to Metrophone to use such rights other than as expressly authorized in this Agreement.

 4.3 Any off-the-shelf software uniView provides to Metrophone for Metrophone's own use or for sublicensing to Metrophone's end users will be furnished only under the terms of separate software license agreements that may be in the form of a written agreement, shrink-wrap or break-the-seal as may be required by uniView's suppliers. These agreements contain provisions under which Metrophone agrees to be bound relating to software ownership, protection, trademark display and conditions for sublicensing the software to Metrophone's customers. The software is uniView's own or uniView's supplier's Proprietary information.

 5.0  PRODUCT CHANGE

 5.1 uniView reserves the right to make modifications to the Product and its components. uniView agrees to notify Metrophone of any change to the Product that may affect the form, fit, specified function, reliability of the Product or the packaging media. uniView shall notify Metrophone in writing of the aforementioned changes not less than thirty (30) days prior to the proposed change. In the event any proposed change affects the operation, Specified Features, reliability or life of the Product, or the ability to interface the Product with other products, and in the event uniView and Metrophone fail to reach agreement thereon, Metrophone shall have the right to terminate this Agreement and/or any or all outstanding purchase orders for the Product, in whole or in part.

 6.0  PRODUCTION

 6.1 After written acceptance by Metrophone of the alpha version of the Product and upon uniView's acceptance of a qualified purchase order submitted by Metrophone, uniView will produce the Product developed pursuant to this Agreement subject to the pricing and payment schedule contained in Exhibit B.

 6.2 uniView shall use commercially reasonable efforts to make timely delivery of the Product in accordance with mutually agreed upon delivery dates. In addition uniView shall notify Metrophone in writing of any possible delay in the agreed to delivery of the Product as soon as possible prior to the scheduled delivery date.

 6.3 Notwithstanding anything to the contrary herein, uniView reserves the right to adopt an equitable plan of allocation and adjust delivery schedules accordingly in the event of shortages or other events not within the control of uniView.

 7.0  TERM, TERMINATION AND CANCELLATIONS

 7.1  Term.     The initial term of this Agreement shall begin on the
 Effective Date and shall continue from year to year unless otherwise terminated hereunder.

 7.2  Termination.   This Agreement may be terminated by either party under
 the circumstances and with the consequences provided in this section or as otherwise stated in this Agreement.

      7.2.1. If either party hereto becomes insolvent or bankrupt or admits its inability to pay its debts as they mature, or makes an assignment for the benefit of its creditors, or ceases to function as a going concern or to conduct its operations in the normal course of business, or if the majority of the ownership or control of either party is acquired by another enterprise reasonably considered to be a competitor of the other party, or if either party acquires a majority interest in such an enterprise, the other party shall have the right to terminate this Agreement immediately and such termination shall occur upon the giving to the other party of notice of its intention so to terminate. For purposes of the foregoing, "control" shall mean the direct or indirect ability or power to direct, or cause the direction of, the management and policies of a party, whether through the ability to vote a party's securities, by contract or otherwise.

      7.2.2 If either party wishes to terminate this Agreement or a portion thereof solely for the convenience of such party, that party shall have the right to terminate this Agreement by giving written notice to that effect to the other party, such termination to be effective thirty (30) days after such notice.

 7.3  Cancellation of Production orders by Metrophone.

      7.3.1 If Metrophone cancels an accepted purchase order sixty (60) days or less before the scheduled uniView ship date, Metrophone shall be responsible for 100% of the unit price for all accepted purchase orders.

      7.3.2 If Metrophone cancels an accepted purchase order more than sixty (60) days before the scheduled uniView ship date, Metrophone shall be responsible for an amount equal to costs incurred or committed by uniView for the terminated Agreement or Purchase Order or portion thereof that cannot be canceled or diverted to another sale. Said charges shall not exceed 100% of the order value for the canceled units. uniView agrees to divert complete material and work in process to other requirements wherever possible in order to minimize charges.

 8.0  CRITICAL COMPONENT LIABILITY

 8.1 uniView's products are not designed, intended or authorized for use as critical components in life support or safety devices or systems or for any other application in which the failure of uniView's product could create a situation where personal injury or death may occur without the express written approval of uniView.

 9.0  WARRANTY

 9.1 Product warranties shall be as provided by the manufacturer(s) of the Product. uniView and Metrophone understand that the current warranty of the initial manufacturer is that the Product(s) will be free from material defects in material and workmanship for a period of ninety (90) days from the date of shipment. This warranty is limited to the repair or replacement of the defective product, which must be returned to the manufacturer according to its "Return Procedure." Metrophone shall make no warranties with respect to the Products or services provided or rendered by uniView under this Agreement except as authorized in writing by uniView. Metrophone acknowledges that, except as may be provided in this agreement or otherwise provided by uniView in writing, NO OTHER WARRANTIES ARE CREATED BY THIS AGREEMENT, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR
 A PARTICULAR PURPOSE.

 10.0 INTELLECTUAL PROPERTY INDEMNIFICATION

 10.1 uniView represents and warrants that during the Term of this Agreement, the Product and services, when properly used as contemplated herein, will not infringe a trade secret, a U.S. patent, a mask work right, or a copyright, provided that (i) uniView is given prompt written notice of such claim; (ii) uniView is given the right to control and direct the investigation, preparation, defense or settlement of any claim; (iii) Metrophone fully cooperates with uniView in the investigation, preparation, defense or settlement of any claim; and (iv) the alleged infringement was not caused by Metrophone's alteration of the Product or use of it in combination with other software, equipment or technology not approved in writing by uniView.

 10.2 Upon being notified of such a claim, uniView shall indemnify Metrophone against third party claims and damages and shall in its sole discretion
 (i) defend through litigation or obtain through negotiation the right of Metrophone to continue using the Product; (ii) rework the Product so as to make it non-infringing while preserving the original functionality, or
 (iii) replace the Product with articles having substantially equivalent functionality. If uniView determines that none of the foregoing alternatives provide an adequate remedy, uniView may terminate this Agreement with respect to such infringing Product upon advance written notice to Metrophone and, in discharge of its obligations, refund an equitable portion of fees actually paid by Metrophone for the infringing Product or services. THESE ARE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE FOR BREACH OF THE WARRANTY PROVIDED IN THIS SUBSECTION.

 11.0 TERMS OF SALE

 11.1 All deliveries will be FOB manufacturer's warehouse. uniView will make freight arrangements in accordance with Metrophone's reasonable instruction, if any, and Metrophone shall be responsible for freight, duty and other associated charges. Irrevocable letter of credit acceptable to uniView or good funds shall be required as payment for any purchase order.

 12.0      LIMITATION OF LIABILITY

 12.1 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES DUE TO THE BREACH OF ANY OBLIGATION UNDER THIS AGREEMENT. A PARTY'S SOLE REMEDY FOR ANY BREACH HEREUNDER SHALL BE LIMITED TO REMEDIES SET FORTH HEREIN.

 13.0 USE OF NAME AND TRADEMARK

 13.1 Nothing contained in this agreement shall be construed as conferring any rights to use in advertising, publicity, or other activities any name, trademark, or other designation of either party hereto, including any contraction, abbreviation, or simulation of any of the foregoing without the express written approval of the other party.

 14.0 GENERAL PROVISIONS

 14.1 This Agreement, including the exhibits attached hereto and made a part hereof, constitute the entire understanding between the parties relating to the subject matter hereof and, except for the confidentiality provisions of a Confidentiality and Nondisclosure Agreement between the parties dated August 14, 2001, and except for a Web Linking Agreement between the parties executed contemporaneously herewith, this Agreement supersedes any previous agreements, either oral or written, relating to the subject matter herein.

 14.2 This Agreement may not be amended or modified in any respect unless approved in writing and signed by duly authorized officers of the respective parties.

 14.3 This Agreement and its performance shall be governed by, subject to and construed in accordance with applicable United States Federal law and the laws of the State of Texas.

 14.4 All captions and descriptive headings used in this Agreement are for convenience of reference only and are not to be used in interpreting the obligations of the parties under this Agreement.

 14.5 Except as required by law, neither party shall disclose any of the terms and conditions of this Agreement to any third party without the prior written consent of the other party. However, Metrophone and uniView will cooperate in making a joint press release shortly after this Agreement is signed.

 14.6 Any notices or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile, provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party (if received by 5:00 p.m., CST) or the first business day following such delivery (if received after 5:00 p.m., CST); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same at the address shown below:


 If to uniView:                            If to Metrophone:

 Walter Pearson, Sales and Marketing       Jerry Diedrichs, Chief Network
                                           Engineer
 uniView Technologies                      Metrophone Telecommunications,
 Products Group, Inc.                      Inc.
 17300 North Dallas Parkway, Suite 2050    2020 - 124th Ave, NE, Suite C103
 Dallas, Texas 75248                       Bellevue, Washington 98005

 and to:                                   and to:

 Patrick A. Custer, CEO                    Amir Heshmatpour, CEO
 uniView Technologies                      Metrophone Telecommunications,
 Products Group, Inc.                      Inc.
 17300 North Dallas Parkway, Suite 2050    2020 - 124th Ave, NE, Suite C103
 Dallas, Texas 75248                       Bellevue, Washington 98005

      14.6.1 Either party may change its address by a notice given to the other party in the manner set forth above. Notice given as herein provided shall be construed to have been given seven (7) days after the mailing thereof.

 14.7 Neither this Agreement nor any interest hereunder may be transferred or assigned, by operation of law or otherwise, by Metrophone without the prior written consent uniView. It is the express intent of the parties, that after issuance of a Release to Production by Metrophone, uniView may assign the executory portions of this agreement to a third party to perform the remaining obligations hereunder.

 14.8 This Agreement and the obligations and performance of the parties hereto shall be subject to all laws, both present and future, of any government having competent jurisdiction over the parties hereto, and to orders, regulations, licenses, directions or requests of any such government, or any department, agency or corporation thereof.

 14.9 Each of the parties will act as, and will be, independent in all aspects of their performance of this Agreement. Neither party will act or have authority to act as an agent for the other party for any purpose whatsoever. Except as expressly provided in this Agreement, nothing will constitute either party as agent for the other or either party the authority to make representations or agreements on behalf to the other, and each party covenants not to make any representations or to take any actions inconsistent with the foregoing. Nothing in this Agreement will be deemed to constitute or create a joint venture, partnership, pooling arrangement, contractor arrangement or other formal business entity or fiduciary relationship between Metrophone (or any of its affiliates) and uniView (or any of its affiliates), and, except as otherwise provided in this Agreement, nothing in this Agreement shall be construed as providing for the sharing of profits or losses arising out of the efforts of either of uniView or Metrophone under this Agreement.

 14.10 Metrophone and uniView agree not to export or reexport, or cause to be exported or reexported, any technical data received hereunder, or the direct product of such technical data, to any country to which, under the laws of the United States, either party is or may be prohibited from exporting its technology or the direct product thereof without first obtaining proper governmental approval.

 14.11 If any of the provisions of this Agreement shall be held by a court of competent jurisdiction to be contrary to the law, the remaining provisions of the Agreement shall remain in full force and effect.

 14.12 No orders requiring the submission of cost or pricing data, containing a defense priority, or to which the Federal Acquisition Regulation or other U.S. Government procurement requirements are applicable, will be placed pursuant to this agreement. Any such orders shall require separate negotiation, agreement and processing.

 14.13 Each party shall be excused from any delay in performance hereunder caused by an occurrence or contingency beyond its reasonable control and despite its best efforts, including, but not limited to, an act of God, war, fire, government requirements, inability to secure materials and transportation difficulties. The affected party shall give the other party prompt written notice of any such delay. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the time period resulting from such excusable delay.

 14.14 The failure of either party to insist in any instance upon the performance by the other party of any of the terms or conditions, or of the future performance of any of the terms, covenants or conditions, shall not relieve such other party of its obligations with respect to such performance, and such terms and conditions shall continue in full force and effect.

 14.15 In the event of an irreconcilable dispute arising out of or in connection with this Agreement the parties shall not resort to litigation but shall submit to arbitration conducted in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrators shall rule in accordance with the laws of the State of Texas. Notwithstanding the foregoing, either party may apply to any court of competent jurisdiction for injunctive relief without breach of this arbitration provision.

 14.16 In the event that any signature is delivered by facsimile transmission or by facsimile signature, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written herein.

 uniView Technologies             Metrophone Telecommunications, Inc.
 Products Group, Inc.


 By:    /s/ Patrick A. Custer     By:    /s/ Amir Heshmatpour
        ---------------------            --------------------
 Name:  Patrick A. Custer         Name:  Amir Heshmatpour
        ---------------------            --------------------
 Title: Chairman/CEO              Title: Chairman/CEO
        ---------------------            --------------------
 Date:  January 15, 2002          Date:  January 14, 2002
        ---------------------            --------------------